Exhibit 99.1

OncoGenex Pharmaceuticals, Inc. Reports Financial Results for Second Quarter 2014

Conference call to be held on Thursday, August 7, 2014 at 4:30 p.m. Eastern Time

BOTHELL, WA, and VANCOUVER, British Columbia, August 7, 2014 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today provided a summary of clinical developments and announced second quarter 2014 financial results.

Clinical Developments and Anticipated Milestones

•	Apatorsen

•	The OncoGenex apatorsen development program includes seven Phase 2 trials in four tumor types, including bladder, lung, pancreatic and prostate cancers. Apatorsen is a once-weekly intravenous (IV) experimental drug that is designed to inhibit production of Hsp27 to disable cancer cells’ defenses and overcome treatment resistance.

•	The Company announced initiation of the Cedar™ clinical trial in July 2014, an investigator-sponsored, randomized, open-label Phase 2 trial evaluating apatorsen in previously untreated patients with advanced squamous cell lung cancer. Cedar is being conducted and funded primarily by the UK National Cancer Research Network and the UK Experimental Cancer Medicine Network and will include approximately 20 centers in the United Kingdom.

•	The Company provided an update on timing of the randomized, placebo-controlled Phase 2 Borealis-1™ trial of apatorsen in combination with first-line gemcitabine and cisplatin in patients with metastatic bladder cancer. Final results are expected to be announced in the first quarter of 2015.

•	Custirsen

•	Enrollment continues in two Phase 3 trials, AFFINITY and ENSPIRIT, evaluating custirsen in combination with chemotherapy in second-line metastatic castrate-resistant prostate cancer (CRPC) and non-small cell lung cancer (NSCLC), respectively. Fast Track designation has been granted to custirsen in both of these clinical trials.

•	AFFINITY is designed to evaluate a survival benefit for custirsen in combination with cabazitaxel treatment as second-line chemotherapy in patients with CRPC. Completion of enrollment of approximately 630 men is expected in the second half of 2014.

•	The ENSPIRIT Phase 3 trial is evaluating a survival benefit for custirsen in combination with docetaxel treatment as second-line chemotherapy in patients with NSCLC. The first interim futility analysis is expected to be conducted before the end of this year.

Financial Update and Results

•	Revenue for the three and six months ended June 30, 2014 was $4.9 million and $16.7 million, respectively. This compares with $6.3 million and $11.4 million, respectively, in the same periods in 2013. Revenue earned in the second quarter of 2014 consists of reimbursable clinical trial, manufacturing and preclinical costs incurred by OncoGenex under the collaboration agreement with Teva.

•	Total operating expenses for the three and six months ended June 30, 2014 were $12.6 million and $32.2 million, respectively, compared with $15.7 million and $29.1 million, respectively, in the same periods in 2013. The decrease in the second quarter of 2014 as compared to the same period in 2013 was due primarily to purchases of combination drugs used in the AFFINITY trial during the second quarter of 2013. The increase for the six months ended June 30, 2014 was predominantly the result of higher clinical trial expenses associated with patient enrollment and treatment in the AFFINITY and apatorsen investigator-sponsored trials.

•	Net loss for the three and six months ended June 30, 2014 was $7.0 million, or $0.47 per diluted common share, and $15.7 million, or $1.05 per diluted common share, respectively. Comparatively, net loss for the three and six months ended June 30, 2013 was $8.4 million, or $0.57 per diluted common share, and $15.1 million, or $1.03 per diluted common share, respectively.

•	The company had $40.6 million in cash, cash equivalents and short-term investments as of June 30, 2014, compared to $39.2 million as of December 31, 2013.

•	In July 2014, we completed an underwritten registered direct offering and received net proceeds of approximately $22.4 million, after deducting the underwriting discount and offering expenses. Of the $22.4 million in net proceeds, $3.2 million was received in advance of the completion of the transaction on June 30, 2014.

•	Based on current expectations, the company believes its capital resources as of June 30, 2014 in combination with the $22.4 million of net proceeds from its July 2014 offering, will be sufficient to fund its currently-planned operations into the third quarter of 2016, and through:

•	the expected release of final survival results from the Borealis-1 trial in the first quarter of 2015;

•	the expected completion of enrollment in 2014 and expected release of final results in late 2015 or early 2016 in the AFFINITY trial; and

•	the expected completion of enrollment for the apatorsen Spruce and Rainier clinical trials in 2015.

•	At August 7, 2014, OncoGenex had 21,137,038 shares outstanding.

Consolidated Statements of Loss

(In thousands, except per share and share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Collaboration revenue	$4,929	$6,340	$16,660	$11,416

Operating expenses:
Research and development	9,883	13,263	26,786	24,118
General and administrative	2,676	2,473	5,433	4,973

Total operating expenses	12,559	15,736	32,219	29,091

Loss from operations	(7,630)	(9,396)	(15,559)	(17,675)
Other income (expense)	615	976	(92)	2,558

Net loss	$(7,015)	$(8,420)	$(15,651)	$(15,117)

Basic and diluted net loss per share	$(0.47)	$(0.57)	$(1.05)	$(1.03)

Weighted average number of basic and diluted common shares	14,987,706	14,673,771	14,855,338	14,667,244

Consolidated Balance Sheets

(In thousands)

	June 30, 2014	December 31, 2013
	(unaudited)

Assets:
Cash, cash equivalents, short term investments and restricted cash	$40,865	$39,536
Interest receivable	—	218
Amounts receivable	4,951	8,657
Prepaid expenses and other current assets	2,288	5,770
Property, equipment and other assets	1,628	1,508

Total assets	$49,732	$55,689

Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	$15,571	$13,628
Current portion of long-term obligations	1,106	1,092
Warrant liability	320	214
Advanced proceeds	3,174
Long term liabilities	3,096	3,544
Stockholders’ equity	26,465	37,211

Total liabilities and stockholders’ equity	$49,732	$55,689

Conference Call Details

OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Thursday, August 7, 2014, to provide a business update and discuss the second quarter 2014 results. A live event will be available on the Investor Relations section of the OncoGenex Web site at www.OncoGenex.com. Alternatively, you may access the live conference call by dialing (877) 606-1416 (U.S. & Canada) or 707-287-9313 (International). A replay of the webcast will be available approximately two hours after the call and will be archived for 90 days.

About OncoGenex

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) have entered a global collaboration and licensing agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer and in patients with advanced, unresectable non-small cell lung cancer. Apatorsen is in Phase 2 clinical development and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com and at the company’s Twitter account: https://twitter.com/OncoGenex_IR.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, such as expected clinical trial completion and design, statements regarding the potential benefits and potential development of our product candidates and statements regarding our expected financial results and expected cash requirements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that our product candidates will not demonstrate the hypothesized or expected benefits, the risk of delays in our expected clinical trials, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our clinical trial plans or limit the potential benefits of our product, the risk that our cash resources are insufficient to fund our planned activities for the time period expected and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Media and Investor Relations Contact:

Jaime Welch

jwelch@oncogenex.com

+1-604-630-5403